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Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Investor Relations Amy Carpi, (203) 656-7651 amy.carpi@jetblue.com
Corporate Communications Gareth Edmondson-Jones, (718) 286-7935 gareth.edmondson-jones@jetblue.com

JETBLUE AIRWAYS TO ACQUIRE LIVETV, LLC,
PROVIDER OF AIRLINE'S INFLIGHT SATELLITE TV ENTERTAINMENT SYSTEM

        New York, NY (September 9, 2002)—JetBlue Airways Corporation (NASDAQ: JBLU), New York's low-fare airline, announced today that it has entered into an agreement to acquire LiveTV, LLC, an innovative provider of inflight entertainment services for single-aisle commercial aircraft and a developer of other wireless technologies. JetBlue has offered customers LiveTV with up to 24 channels of DIRECTV® programming free of charge since April 2000.

        Under the terms of the agreement, JetBlue will acquire 100% of the ownership interests in LiveTV, LLC for $41 million in cash and the retirement of approximately $40 million of LiveTV debt. The acquisition is expected to be completed during the fourth quarter of 2002, pending customary government approval, and is expected to have no material impact to JetBlue's earnings per share over the next few years and to be mildly accretive to earnings thereafter. Included in the acquisition is approximately $30 million worth of hardware already installed on JetBlue's fleet and spare parts.

        LiveTV, LLC will become a wholly owned subsidiary of JetBlue Airways, operating as an independent unit that will continue to be managed by existing LiveTV management and marketed under the LiveTV name. The acquisition offers JetBlue, as LiveTV's principal customer, the opportunity to directly control this important part of the JetBlue product.

        In making the announcement, David Neeleman, chief executive officer of JetBlue said, "Since its first installation aboard our aircraft in early 2000, LiveTV has proved to be a significant aspect of the JetBlue experience. With this acquisition, JetBlue has an opportunity to wrap its arms around an integral brand component. At the same time, we're excited to welcome to the JetBlue family the team of professionals at LiveTV with whom we have worked for several years."

        "After 'going steady' for the last few years, the marriage with JetBlue is a very exciting development," said Glenn Latta, executive vice president of LiveTV. "LiveTV and JetBlue share a vision of innovation. Together, we look forward to creating new ways to enhance the customer travel experience and make flying more enjoyable."

        JetBlue will conduct a conference call to discuss the acquisition at 10 a.m (EDT) tomorrow, Tuesday, September 10. A live broadcast of the conference call will be available via the World Wide Web at http://investor.jetblue.com.

About JetBlue

        JetBlue is a low-fare, low-cost passenger airline, which provides high-quality customer service. Since launching operations in February 2000, the airline has served almost eight million passengers. JetBlue currently flies to a total of 19 cities. JetBlue operates a fleet of 29 new Airbus A320 aircraft and is scheduled to place into service another seven new A320s by the end of 2002. All JetBlue aircraft are outfitted with roomy all-leather seats each equipped with free live satellite television, offering up to 24 channels of DIRECTV® programming at every seat.*

        In February, JetBlue won Air Transport World magazine's 2002 "Market Development Award," for its successful first two years of service, and also was named Best Overall Airline by Onboard Services magazine. Last year, the airline ranked first in Conde Nast Traveler's 2001 Business Travel Awards, second in the Best Domestic Airline category in the magazine's 14th Annual Readers' Choice Awards, and number two Best Domestic Airline in the 2001 Zagat Airline Survey. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way and a Saturday night stay is never required. The airline is offering $5 each way off all fares booked through its web site, www.jetblue.com, through September 30. For more information, schedules and fares, please visit www.jetblue.com or call JetBlue reservations at 1-800-JETBLUE (538-2583).

About LiveTV

        LiveTV provides in-flight entertainment systems for single-aisle commercial aircraft, including live in-seat satellite television, XM Satellite Radio service, wireless aircraft data link service, cabin surveillance systems and Internet services. The airline industry's only true real-time, at-home entertainment experience in the air, Live TV's satellite TV system includes individual seatback monitors, armrest remotes and volume controls that allow passengers to select from 24 channels of DIRECTV® programming. For more information, visit LiveTV on the World Wide Web at http://www.livetvifs.com/.

# # #

        * DIRECTV® service is not available on flights between New York City and San Juan, Puerto Rico.

        This press release contains statements of a forward-looking nature relating to future events or future financial results of JetBlue that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including without limitation, the continually changing industry and regulatory environment following recent terrorist attacks and threats, our limited operating history, our ability to implement our growth strategy, our fixed obligations, our dependence on the New York market, our ability to renew or replace gate leases, our competitive environment, problems with our aircraft, economic and other conditions in markets in which we operate, governmental regulation, increases in maintenance costs, fuel prices and insurance premiums and cyclical and seasonal fluctuations in our operating results. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's registration statement on Form S-1, as amended. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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  Exhibit 99.1
JETBLUE AIRWAYS TO ACQUIRE LIVETV, LLC, PROVIDER OF AIRLINE'S INFLIGHT SATELLITE TV ENTERTAINMENT SYSTEM